EXHIBIT 10.143

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 1 TO

LICENSE, COMMERCIALIZATION AND SUPPLY AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of April 30, 2005 (the “Amendment Effective Date”), by and between Indevus Pharmaceuticals, Inc. (“Indevus”) and Odyssey Pharmaceuticals, Inc. (“Odyssey”), amends that certain License, Commercialization and Supply Agreement, dated as of April 6, 2004 (the “Agreement”), by and between Indevus and Odyssey.

W I T N E S S E T H:

WHEREAS, the Copromotion Period ended on November 28, 2004; and

WHEREAS, the Parties desire to resolve and settle between themselves certain issues that have arisen under the Agreement and to enter into certain other agreements between them, all upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions and Section References.

Capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Agreement.

2.	Product Expenses.

Subject to Indevus’s satisfaction of its obligations under Paragraph 5 of this Amendment, the Parties agree that Indevus has satisfied its obligation to pay the Indevus Cost Share and that Indevus has no responsibility or obligation for Product Expenses incurred by the Parties after November 28, 2004.

3.	Sublicensing Royalties.

Notwithstanding the provisions of Sections 6.3 – 6.5 of the Agreement, the Parties agree that Odyssey shall pay Sublicensing Royalties to Indevus, (a) covering the period from December 1, 2004 to March 31, 2005, on May 2, 2005, and (b) covering each calendar month commencing on April 1, 2005, on the twentieth (20th) day of the calendar month immediately following such calendar month, calculated based upon gross sales of Product as recognized by Odyssey less deductions aggregating [*]% of gross sales of Product recognized, for the applicable period as recognized by Odyssey, multiplied by [*] percent ([*]%), until Odyssey has paid Indevus an aggregate amount equal to $[*]

[*]	CONFIDENTIAL TREATMENT REQUESTED

(the “Reversion Threshold”). The Parties acknowledge and agree that the Reversion Threshold is based on gross sales of Product $[*], less deductions from such gross sales of $[*]. Until Odyssey has paid Indevus an amount equal to the Reversion Threshold, no further deductions, whether or not taken, allowed or granted by Odyssey prior to or after the date of this Amendment, shall be taken against gross sales of Product recognized by Odyssey.

Notwithstanding the foregoing, in the event of any assignment by Odyssey of the Agreement or any of its rights under the Agreement, or in the event of any transfer or sale of Odyssey’s business or all or substantially all of its assets relating to Product or in the event of a merger, consolidation, change in control or similar corporate transaction relating to Odyssey or Parent (each, a “Transaction”), any unpaid Sublicensing Royalties pursuant to this Paragraph 3 shall become immediately due and payable upon the effectiveness of such assignment or Transaction and Odyssey shall simultaneously pay Indevus an amount equal to the difference between the Reversion Threshold and the aggregate Sublicensing Royalties previously paid by Odyssey to Indevus pursuant to this Paragraph 3.

Gross sales of Product is agreed to be gross sales as recognized by Odyssey using Odyssey’s method of recognizing gross sales until GAAP permits Odyssey to recognize gross sales based upon shipments, at which time Odyssey will use the method as stated in Section 1.63 of the Agreement to compute Net Sales, except that in any event, deductions from gross sales will be [*]% until gross sales of Product of $[*], as specified in Paragraph 3 of this Amendment, has been recognized by Odyssey.

4.	Third Party Royalties.

Notwithstanding the provisions of Sections 6.3 – 6.5 of the Agreement, the Parties agree that Odyssey shall pay Third Party Royalties to Indevus, in an amount equal to [*] percent ([*]%) of the Sublicensing Royalties paid by Odyssey to Indevus pursuant to Paragraph 3 above for the applicable period, at the same time that such Sublicensing Royalties are due and payable to Indevus under Paragraph 3, until Odyssey has paid Indevus Sublicensing Royalties under Paragraph 3 equal to the Reversion Threshold. Thereafter, Odyssey shall revert to paying Third Party Royalties to Indevus, calculated based upon Sublicensing Royalties paid to Indevus, in accordance with Section 6.4 of the Agreement.

5.	Phase IV Clinical Trials.

Notwithstanding the provisions of Section 1.83(e) of the Agreement, Indevus agrees to pay Odyssey an amount equal to [*] percent ([*]%) of the Sublicensing Royalties payable by Odyssey to Indevus pursuant to Paragraph 3 above until the Reversion Threshold is paid by Odyssey to Indevus, as a contribution towards the cost of those Phase IV post-approval marketing studies listed on Appendix A and as may be agreed to between the Parties (the “Phase IV Studies”). Odyssey shall conduct the Phase IV Studies in accordance with the Agreement. The Parties agree that the amounts payable by Indevus pursuant to this Paragraph 5 ($[*] in the aggregate) shall be due and payable on a monthly basis, with the first payment due on May 2, 2005, provided that such payments shall be effected in the form of an offset against the Sublicensing Royalties payable by Odyssey to Indevus pursuant to Paragraph 3 of this Amendment, including against any Sublicensing Royalties paid by Odyssey to Indevus pursuant to the second paragraph of Paragraph 3 of this Amendment.

[*]	CONFIDENTIAL TREATMENT REQUESTED

6.	Satisfaction of Obligations.

The Parties agree that subject to and contingent upon Odyssey’s payment of Sublicensing Royalties in an amount equal to the Reversion Threshold and the Third Party Royalties related thereto pursuant to Paragraphs 3 and 4 above, Odyssey has satisfied its obligations under the Agreement to pay Third Party Royalties and Sublicensing Royalties for the Copromotion Period, subject to Indevus’s rights under Section 6.6 of the Agreement.

7.	Other.

Except as expressly amended by this Amendment, all of the provisions of the Agreement shall remain in full force and effect and all references to the Agreement from and after the Amendment Effective Date shall be deemed to include this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

Indevus Pharmaceuticals, Inc.

By:	/s/ Michael W. Rogers
Name:	Michael Rogers
Title:	EVP & CFO

Odyssey Pharmaceuticals, Inc.

By:	/s/ Wayne P. Yetter
Name:	Wayne Yetter
Title:	CEO

PLIVA d.d. hereby guarantees the performance by Odyssey of its obligations under this Amendment No. 1, in accordance with Section 15.13 of the Agreement:

PLIVA d.d.

By:	/s/ Ivan Mijatovic
Name:	Ivan Mijatovic
Title:	CFO

Appendix A

Phase IV Studies

SECURE Study